EXHIBIT (H)(16)

Amendment No.2 to
License Agreement

This Amendment No. 2 to the License Agreement dated April 16, 2001, between Dow Jones & Company, Inc. (“Dow Jones”) and North Track Funds, Inc. (“Licensee”) (the “License Agreement”), as previously amended on January 1, 2004, is amended as of this 14th day of July 2006, with a retroactive effective date of April 16, 2006 (the “Amendment Effective Date”).

WHEREAS, Dow Jones and Licensee have heretofore entered into the License Agreement pursuant to which Dow Jones allows the Licensee to use the Indexes and Dow Jones Marks (as defined in the License Agreement) subject to the terms and conditions agreed upon in the License Agreement;

WHEREAS, the License Agreement expired on April 16, 2006 and the parties would like to extend the term of the License Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1. The term of the License Agreement shall be extended for an additional period of one (1) year until April 16, 2007, unless this Agreement is terminated earlier as provided herein (such term being referred to herein as the "First Renewal Term"). At the end of the First Renewal Term, this Agreement shall automatically renew for successive one-year periods (each, a “Subsequent Renewal Term”) unless either party terminates the Agreement by providing the other party a written notice to that effect one hundred twenty (120) days prior to the end of the then-current term. (The Initial Term, the First Renewal Term and any Subsequent Renewal Term(s), collectively shall be referred to as the “Term”.) Dow Jones shall have the right to modify the Licensee fees payable hereunder at the end of the First Renewal Term and each Renewal Term by providing Licensee one hundred twenty (120) days written notice of such modification. If Licensee objects to such modification, Licensee shall have the right to terminate the Agreement by providing Dow Jones written notice of termination within thirty (30) days of receipt of notification of the modification

2. Except as expressly amended hereby, the Agreement is, and shall remain, in full force and effect and each and every term and condition thereof is hereby confirmed, continued and ratified.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Amendment as of the date set forth below.

DOW JONES & COMPANY, INC.	NORTH TRACK FUNDS, INC.

/s/ Michael A. Petronella	/s/ Caroline M. Probst
By: Michael A. Petronella	By: Caroline M. Probst
Title: President, Dow Jones Indexes	Title: Treasurer and Chief Financial Officer
Date: 7/28/06	Date: 7/21/06